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                                                                   EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Superior National Insurance Group, Inc.:

We consent to the use of our reports on the consolidated financial statements of Superior National Insurance Group, Inc., and Pac Rim Holding Corporation, incorporated herein by reference.

Our report on the consolidated financial statements of Superior National Insurance Group, Inc., dated March 27, 1998, except as to note 19 which is as of October 12, 1998, contains an explanatory paragraph which refers to certain reclassifications made to the consolidated financial statements that resulted in restatement of amounts that were previously reported.

Our report on the consolidated financial statements of Pac Rim Holding Corporation dated August 28, 1997, contains an explanatory paragraph which states that the consolidated financial statements as of and for the year ended December 31, 1996 have been restated.

                                                        KPMG Peat Marwick LLP

Los Angeles, California
December 15, 1998